New Hampshire Thrift Bancshares, Inc. Announces Stephen R. Theroux to Become Chief Executive Officer

NEWPORT, NH -- (Marketwire - February 13, 2012) - New Hampshire Thrift Bancshares, Inc. (the "Company) (NASDAQ: NHTB), the holding company for Lake Sunapee Bank, fsb (the "Bank"), today announced that Stephen R. Theroux, the Company's current President, Chief Operating Officer and Vice Chairman, will assume the position of Chief Executive Officer, effective June 1, 2012. Mr. Theroux will retain his current position as the Company's President and Vice Chairman. Mr. Theroux has been with the Company and the Bank since May of 1987, first serving as Executive Vice President and Chief Financial Officer.

Stephen W. Ensign, who currently serves as Chairman and Chief Executive Officer, will assume the newly created office of Executive Chairman of the Board of Directors of the Company, also to become effective on June 1, 2012. Mr. Ensign will remain with the Company through the end of 2014 at which time he plans to retire from a career with the Bank that will have spanned more than forty-three years of service.

In making these changes, the Board of Directors has set in motion a clear path for succession at the executive level, while also providing for the separation of the roles of Chairman and Chief Executive Officer which better ensures a balance of authority, responsibility and future expectations.

About New Hampshire Thrift Bancshares, Inc.

New Hampshire Thrift Bancshares, Inc. is the bank holding company of Lake Sunapee Bank, fsb, a federally-chartered stock savings bank which provides a wide range of banking and financial services including McCrillis & Eldredge Insurance, Inc., a full-line independent insurance agency which offers a complete range of commercial insurance services and consumer products. These wholly-owned subsidiaries operate through 30 offices strategically located within the greater Dartmouth-Lake Sunapee-Kearsarge and Monadnock regions of west-central New Hampshire and central Vermont. New Hampshire Thrift Bancshares, Inc. has total assets of approximately $1.0 billion.

For additional information contact:
Stephen R. Theroux
President
603-863-0886